Exhibit 23.6

August 9, 2025

Zi Yun Dong Fang Limited

Room No.809, 8/F

Tsim Sha Tsui Centre

66 Mody Road

Kowloon

Dear Mesdames/Sirs,

1.	We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 3). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We act as the PRC counsel to Zi Yun Dong Fang Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, on certain matters covered by this opinion in connection with (a) the proposed initial public offering (the “Offering”) by the Company of its ordinary shares (the “Shares”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Shares on the Nasdaq Capital Market (the “Nasdaq”).

3.	The following terms as used in this Opinion are defined as follows:

“Article 177”

means Article 177 of the Securities Law, which stipulates as follows:

The securities regulatory authority of the State Council may establish cooperative mechanisms in conjunction with the securities regulatory authorities of any other jurisdictions for cross-border supervision and administration.

Overseas securities regulatory authorities shall not directly initiate investigation and obtain evidence within the territory of the PRC. Without the consent of the securities regulatory authority of the State Council and the relevant competent department under the State Council, no entity or individual shall provide overseas the documents and materials relating to securities business activities.

“PRC Laws”

means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiaries”	means Ziqi Dongyun (Shanghai) Enterprise Consulting Limited.（紫气东云（上海）企业咨询有限公司）.
“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the registration statement.
“Securities Law”	means the Securities Law of the PRC promulgated by the Standing Committee of the National People’s Congress on December 28, 2019, which became effective on March 1, 2020.

4.	In order to issue this opinion, we have reviewed certain matters relating to PRC Laws that are relevant to the Offering (limited to the issues covered by this opinion), and we have examined all documentation and other materials provided to us by the Company and its PRC Subsidiaries in relation to the issues covered by this opinion.

In examining the documents and for the purpose of giving this Opinion, we have assumed the genuineness of all signatures, chops and seals, the authenticity of all the documents submitted to us as originals and the conformity with authentic originals of documents submitted to us as copies. We have also assumed that the documents from the time they were presented to us up to the date of this legal opinion have remained in full force and effect and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by governmental agents and documents, materials, statements and representations made to us by representatives of the Company and its PRC Subsidiaries. We have assumed that no information which is relevant to its Offering and this opinion has been withheld from us by the Company or its PRC Subsidiaries, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, its PRC Subsidiaries and/or their senior management are and remain accurate and true in all respects.

5.	Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	Given that (i) the first paragraph of Article 177 describes the cooperation for cross-border supervision and administration and (ii) the first sentence of the second paragraph of Article 177 stipulates explicitly that the restricted activities for the overseas securities regulatory authorities are activities relating to direct investigation and evidence collection, unless the relevant governmental or regulatory authorities stipulate otherwise separately, the documents and materials described in the second sentence of the second paragraph of Article 177 is with and limited to the context of investigation and evidence collection rather than the documents and materials in connection with customary actions related to the listing application and non-investigative customary regulatory activities of Nasdaq after the listing of the Company.

(2)	Though the first sentence of the second paragraph of Article 177 prohibits overseas securities regulatory authorities from direct investigation and evidence collection within the territory of the PRC, it doesn’t prohibit overseas securities regulatory authorities from initiating activities relating to investigation and evidence collection outside the territory of the PRC. In addition, instead of direct investigation and evidence collection within the territory of the PRC, overseas securities regulatory authorities may seek for cooperation according to any securities regulatory cooperative agreement or memorandum agreed upon between such overseas securities regulatory authorities and the securities regulatory authority of the State Council of the PRC.

(3)	There is no specific definition of overseas securities regulatory authority under the Securities Law. In China, China Securities Regulatory Commission (“CSRC”) is a securities regulatory authority. Based on our understanding of the PRC Laws, if the SEC plays a similar role as CSRC in the securities administration in the United States, it may be deemed an overseas securities regulatory authority. Absent of any definition of overseas securities regulatory authorities in the Securities Law and any implementation rules thereof, it remains unclear whether Nasdaq would be deemed overseas securities regulatory authorities under the Securities Law.

(4)	As discussed in item (2) above, the Article 177 does not prohibit overseas securities regulatory authorities from initiating activities relating to investigation and evidence collection outside the territory of the PRC. In case of any investigation and evidence collection activities within the territory of the PRC, overseas securities regulatory authorities may seek for cooperation according to any securities regulatory cooperative agreement or memorandum agreed upon between such overseas securities regulatory authorities and the securities regulatory authority of the State Council of the PRC.

(5)	Under the PRC Laws, investigation and evidence collection activities are initiated by securities regulatory authorities for specific reasons and subject to specific conditions, so customary actions related to the listing application and non-investigative customary regulatory activities are not investigation and evidence collection activities. As such, unless the relevant PRC governmental or regulatory authorities stipulate otherwise separately, documents and materials provided to Nasdaq in the context of a listing application or in connection with regulatory requests or inquiries relating to continued listing on the Nasdaq are not investigation and evidence collection activities.

(6)	Notwithstanding the analysis above, when providing documents or materials of securities business activities, whether to overseas institutions or institutions inside the PRC, relevant entities and individuals may be subject to other PRC Laws in terms of national security and secrecy.

(7)	To the best of our knowledge after due inquiries, the Company currently does not have any substantive operations in China. Therefore, we are of the opinion that Article 177 of the PRC Securities Law does not apply to documents and materials submitted to Nasdaq in connection with its application for listing on Nasdaq, nor it requires the Company to obtain the approval from CSRC.

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(8)	As of the date of this Opinion, we have not received any official feedback or comment in connection with the analysis in Section 5(1)-(7) from CSRC.

6.	This Opinion is subject to the following qualifications:

(1)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)	The Standing Committee of the National People’s Congress shall have the final interpretation right of the Securities Law, and CSRC and CAC shall have the right to interpret the implementation of the Securities Law to some extent. There is no guarantee that the relevant governmental or regulatory authorities will not take a view that is contrary to or otherwise different from our Opinion stated above.

(3)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

We consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

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Yours sincerely,

/s/Guantao Law Firm
Guantao Law Firm

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